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                                                                   EXHIBIT 23



                          Independent Auditors' Consent

The Board of Directors
99 Restaurant & Pub:

We consent to the incorporation by reference in the registration statements (No. 33-39872, No. 33-51316, No. 33-51258, No. 33-83172, No. 33-69934, No. 333-63495,
and No. 333-59484 on Form S-8 and No. 333-103287 on Form S-3) of O'Charley's Inc. of our report dated January 24, 2003, with respect to the combined balance sheets of 99 Restaurant & Pub as of June 30, 2002 and June 24, 2001, and the related combined statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years then ended, which report appears in the Form 8-K/A Amendment No. 1 of O'Charley's Inc.



/s/ KPMG LLP

Boston, Massachusetts
March 25, 2003